CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated July 11, 2012, relating to the financial statements and supplemental schedules of Ocean City Home Bank Savings and Investment Plan appearing in this Annual Report on Form 11-K of City Home Bank Savings and Investment Plan for the year ended December 31, 2011.

/s/ Friedman LLP

Marlton, New Jersey

July 11, 2012